Exhibit 10.44

LOCK-UP AGREEMENT

     This LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of this 27 day of July, 2007, by among PWJ Funding, LLC (“PWJ Funding”), PWJ Lending LLC (“PWJ Lending” and together with PWJ Funding, the “PWJ Entities”) and Holtzman Opportunity Fund, LP (“Holtzman” and together with the PWJ Entities, the “Stockholders” and each individually a “Stockholder”) for the benefit of those certain “Investors” (other than the PWJ Entities) (the “Investors”) who are signatories to that certain Securities Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”).

Recitals:

     WHEREAS, Stockholders are the owners of the number of shares of common stock, par value $0.001 per share (such shares do not include any shares or warrants to purchase shares issued to the PWJ Entities pursuant to the Purchase Agreement or any shares issuable upon exercise of such wararnts, the “Shares”), of BTHC VII, Inc., a Delaware corporation (the “Company”), set forth on Exhibit A attached hereto;

     WHEREAS, the Company and the Investors are entering into the Purchase Agreement contemporaneously herewith; and

     WHEREAS, in order to induce the Investors to enter into the Purchase Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stockholder agrees as follows:

ARTICLE I

LOCK-UP

     SECTION 1.01. Lock-up. Each Stockholder hereby agrees that during the period (the "LockUp Period") beginning on the date hereof and continuing to and including the date that is 180 calendar days after the date that the “Registration Statement” (as that term is defined in the Registration Rights Agreement) is declared effective, such Stockholder will not issue, sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares (whether any such transaction is to be settled by delivery of common stock, other securities, cash or other consideration), establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose (or publicly announce the undersigned's intention to do any of the foregoing) of any Shares; provided, that, the foregoing shall not prohibit a Stockholder from transferring (a “Permitted Transfer”) any shares to its partners or members so long as such transferee agrees to be bound by the restrictions in this Section 1.01 during the Lock-Up Period.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder, severally but not jointly, represents and warrants to the Investors that:

     (a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) to its knowledge, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any material agreement or other material instrument binding on Stockholder, or (iii) result in the imposition of any lien on any assets of such Stockholder;

     (b) With respect to the Shares set forth opposite such Stockholder’s name on Exhibit A of this Agreement, such Stockholder (x) is the record owner of such Shares free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) or (y) has and, throughout the Lock-Up Period, will have the full power and authority to vote, express consent or dissent, or otherwise utilize the voting power of such Shares; and

     (c) Except for the Shares set forth opposite such Stockholder’s name on Exhibit A of this Agreement and those shares of common stock and warrants to purchase common stock of the Company issued to the PWJ Entities pursuant to the Purchase Agreement, such Stockholder does not own any (i) shares of capital stock of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock of the Company or (iii) options or other rights to acquire from the Company any capital stock or securities convertible into or exchangeable for capital stock of the Company.

ARTICLE 3

MISCELLANEOUS

     SECTION 3.01. Further Assurances. Each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

     SECTION 3.02. Stop Transfer; Changes In Shares. During the Lock-Up Period, each Stockholder agrees and covenants that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares (except pursuant to a permitted transfer in accordance with Section 1.01), without the prior written consent of Roth Capital Partners. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     SECTION 3.03. Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Stockholders and Roth Capital Partners or in the case of a waiver, by the Person against whom the waiver is to be effective.

     SECTION 3.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and/or beneficiaries hereto and their respective successors and assigns; provided that a Stockholder may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Roth Capital Partners. Each Stockholder agrees (with respect to itself and not the other Stockholders) that this Agreement and the obligations hereunder shall attach to the Shares owned by such Stockholder and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     SECTION 3.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

     SECTION 3.06. Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 3.07. Specific Performance. Each Stockholder agrees that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the beneficiaries hereof shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 3.08. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.

     SECTION 3.09 Termination. This Agreement shall automatically terminate and be of no further force and effect upon expiration of the Lock-Up Period.

IN WITNESS WHEREOF, Stockholder has executed this Agreement as of the date first above written.

PWJ LENDING LLC

By:	/s/ Mathew Hoffman
Name:	Mathew Hoffman
Title:	General Counsel

PWJ FUNDING, LLC

By:	/s/ Mathew Hoffman
Name:	Mathew Hoffman
Title:	General Counsel

HOLTZMAN OPPORTUNITY FUND, LP

By:	/s/ Seymour Holtzman
Name:
Title:

EXHIBIT A

Stockholder	Number of Shares
PWJ Funding, LLC*	13,108,157
PWJ Lending LLC*	5,698,830
Holtzman Opportunity Fund, LP	6,046,813

*Does not include the shares of Common Stock and Warrants to purchase Common Stock purchased by the PWJ Entities pursuant to the Purchase Agreement.